Exhibit 99.1

News Release

	Contact:	Vic Beck (Media)
703-280-4456 (office)
571-395-0180 (mobile)
vic.beck@ngc.com

Arvind Krishna Joins Northrop Grumman Board of Directors

FALLS CHURCH, Va. – Nov. 16, 2022 – Northrop Grumman Corporation (NYSE: NOC) announced it has elected Arvind Krishna to its board of directors. Krishna is the chairman and chief executive officer of IBM.

“Arvind is a proven business leader and technologist, with deep knowledge of the technology landscape,” said Kathy Warden, chairman, chief executive officer and president, Northrop Grumman. “He brings an important perspective that will be incredibly valuable for our company’s innovation journey and continued growth trajectory.”

Krishna became IBM's CEO in April 2020, and chairman of the board in January 2021. He has held numerous senior leadership positions with IBM. Prior to becoming CEO, Krishna was senior vice president for cloud and cognitive software and he also headed IBM Research. He has led the building and expansion of new markets for IBM in artificial intelligence, cloud, quantum computing, and blockchain. He joined IBM in 1990.

Krishna has an undergraduate degree from the Indian Institute of Technology, Kanpur (IITK) and a Ph.D. from the University of Illinois at Urbana-Champaign.

He is a member of the Federal Reserve Bank of New York Board of Directors.

Northrop Grumman is a technology company, focused on global security and human discovery. Our pioneering solutions equip our customers with capabilities they need to connect, advance and protect the U.S. and its allies. Driven by a shared purpose to solve our customers’ toughest problems, our 90,000 employees define possible every day.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com